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                                                                      EXHIBIT 23





                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-3) and in the related prospectus of Coeur d'Alene Mines Corporation pertaining to the registration of $100,000,000 of 6 3/8% Convertible Subordinated Debentures Due 2004 and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long-Term Incentive Plan of Coeur d'Alene Mines Corporation, of our report dated February 10, 1995 with respect to the consolidated financial statements and schedules of Coeur d'Alene Mines Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1994.




Seattle. Washington
March 24, 1995